UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2012

CICERO INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26392	11-2920559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Regency Parkway Suite 542 Cary, North Carolina	27518
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 380-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

Effective March 30, 2012, Cicero Inc. (the “Company”) agreed with (i) certain lenders of short and long term notes, including certain directors and significant shareholders of the Company, to convert $3,576,515 of principal and interest into 23,843,433 shares of the Company’s common stock; and (ii) certain holders of the Company’s Series B Preferred Stock, including certain directors and significant shareholders of the Company, to convert $264,800 of accrued Series B dividends into 1,765,329 shares of the Company’s common stock.  These amounts were converted at a price of $0.15 per share of common stock.  The following table contains a breakdown of the conversions:

	Debt	Interest	Series B Dividends	Common Stock
John L. Steffens	$3,000,000	$--	$165,333	21,102,222
SOAdesk, LLC	300,000	--	--	2,000,000
Private Investors	243,502	26,372	--	1,799,155
Scott Lustgarten	--	3,107	25,833	192,934
Ahab Partner L.P.	--	--	32,292	215,278
Don Peppers	--	--	30,578	203,852
Ahab International Ltd.	--	--	10,764	71,759
Mark Landis	--	3,534	--	23,562
	$3,543,502	$33,013	$264,800	25,608,762

Item 3.02 — Unregistered Sales of Equity Securities

The securities described in Item 1.01 above are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

The information required by this Item 3.02 is incorporated by reference to Item 1.01 of this Current Report on Form 8-K.

Item 5.01 — Changes in Control of Registrant

As a result of the transaction described in Item 1.01 above, the number of the Company’s shares of common stock beneficially owned by John L. Steffens, the Company’s Chairman of the Board, increased to 28,315,481 shares, and Mr. Steffen’s overall all percentage of beneficial ownership of the Company’s common stock increased from 24.4% to 42.6%.

The information required by this Item 5.01 is incorporated by reference to Item 1.01 of this Current Report on Form 8-K.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cicero Inc.
Date: April 18, 2012	By:	/s/ John Broderick
John Broderick
Chief Executive Officer